Filed pursuant to Rule 424(b)(3)
Registration Statement Number 333-221899
Prospectus Supplement Dated November 14, 2018
To the Prospectus Dated October 03, 2018,

China SXT Pharmaceuticals, Inc.

2,500,000 Ordinary Shares

(minimum offering amount)

3,750,000 Ordinary Shares

(maximum offering amount)

This prospectus supplement amends the prospectus dated October 3, 2018 (the “Prospectus”). This prospectus supplement should be read together with the Prospectus. Except as set forth below, the Prospectus remain unchanged.

This prospectus supplement is being filed solely to amend and restate the information included under the heading “Regulations relating to Price Control” on pages 64 and “Summary Compensation Table” on page 69 to correct some inadvertent errors. Specifically, on page 64, the “revenue attributable to Xuejie powders” was incorrectly stated to be $81,977(RMB518,680), $30,043 (RMB202,202) and $111,072(RMB736,064), for the period ended March 31,2016, 2017 and 2018, respectively. The correct numbers should be $32,296 (RMB 204,342), $26,986 (RMB 181,726) and $271,320 (RMB 1,798,011) for the period ended March 31, 2016, 2017, and 2018. Therefore, on Page 64, the “Regulations relating to Price Control” section included in the Prospectus is hereby deleted in its entirety and replaced with the following:

Regulations relating to Price Control

The laws of the PRC provide for the government to fix and adjust prices. The prices of certain TCMP products we distribute, including those listed in the Chinese government’s catalogue of medications that are reimbursable under the PRC’s social insurance program, or the Insurance Catalogue, are subject to control by the relevant state or provincial price administration authorities. The PRC establishes price levels for products based on market conditions, average industry cost, supply and demand and social responsibility. In practice, price control with respect to these medicines sets a ceiling on their retail price. The actual price of such medicines set by manufacturers, wholesalers and retailers cannot historically exceed the price ceiling imposed by applicable government price control regulations.

We have only one product not found in the catalog and its name is Directly-Oral product XueJie (powders). The revenue attributable to Xuejie powders is $32,296 (RMB 204,342), $26,986 (RMB 181,726) and $271,320 (RMB 1,798,011) for the period ended March 31, 2016, 2017, and 2018, respectively.

On page 69, both the compensations for Mr. Feng Zhou and Mr. Yao Shi during the fiscal years ended March 31, 2017 and 2018 are incorrectly stated as zero. The correct numbers should be $6,986.68 in 2018 and $5,883.78 in 2017 for Mr. Feng Zhou and $5,280 in 2018 and $0 in 2017 for Mr. Yao Shi. Thus, the “Summary Compensation Table” is hereby deleted in its entirety and replaced with the following:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total ($)
Feng Zhou	2018	6,986,68	0	0	0	0	0	0	6,986.68
CEO of SXT	2017	5,883.75	0	0	0	0	0	0	5.388.75

Yao Shi	2018	5,280	0	0	0	0	0	0	5,280
CFO of SXT and CFO of Taizhou Suxuantang	2017	0	0	0	0	0	0	0	0

Jingzhen Deng	2018	14,559	0	0	0	0	0	0	14,559
COO and CSO of SXT and CEO and CSO of Taizhou Suxuantang	2017	17,413	0	0	0	0	0	0	17,413

Investing in our ordinary shares involves risks. Please carefully read “Risk Factors” beginning on page 13 of the Prospectus, and all of the documents incorporated by reference in the Prospectus for a discussion of certain factors that you should consider before making your investment decision.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus supplement is November 14, 2018.